UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-19961	98-1340767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3451 Plano Parkway Lewisville, Texas		75056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 937-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	OFIX	Nasdaq Global Select Market

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2021, each of Ronald A. Matricaria, Chairman of the Board of Directors (the “Board”) of Orthofix Medical Inc. (the “Company”), and Maria Sainz, a member of the Board, notified the Board of their respective decisions not to stand for re-election as a director at the Company’s 2021 annual meeting of shareholders (the “2021 Annual Meeting”) in order to focus on other personal and business commitments. Mr. Matricaria has served as a director and Chairman of the Board since 2014 and Ms. Sainz has served as a director since 2012 (after previously having served between 2008 and 2011). The Board has expressed its gratitude to Mr. Matricaria for the exceptional leadership he has provided during his seven years serving as Chairman, and to Ms. Sainz for her valuable contributions during her 12 cumulative years as a director. Neither Mr. Matricaria’s nor Ms. Sainz’s respective decisions not to stand for re-election are related to any disagreement with the Company or the Board regarding any matter related to the Company’s operations, policies or practices.

Following recommendation by the Board’s Nominating and Governance Committee, the Board has determined to nominate Catherine M. Burzik for election as a director at the 2021 Annual Meeting to fill the seat currently held by Mr. Matricaria. The Board has further determined that, if elected by shareholders at the 2021 Annual Meeting, Ms. Burzik will by appointed by the Board as its Chair. The 2021 Annual Meeting is currently expected to occur on June 21, 2021. On April 5, 2021, the Board also resolved to reduce the size of the Board from nine to eight seats as of the date of the 2021 Annual Meeting.

Ms. Burzik is a member of the Board of Directors of Becton, Dickinson and Company, where she Chairs the Quality and Regulatory Compliance Committee and serves on the Corporate Governance and Nominating Committee, and the Science, Marketing, Innovation and Technology Committees. Ms. Burzik is also a member of the Board of Directors of Haemonetics Corporation, where she Chairs the Technology Committee and serves on the Audit Committee.  Additionally, she serves as Executive Chairman of Gemini Bioproducts, Inc., Chairman of StemBioSys, Inc., and Chairman of the American College of Wound Healing and Tissue Repair. From October 2013 to July 2017, she served as a general partner at Targeted Technologies, an early stage venture capital firm focused on medical device, life sciences and biotech investments. Ms. Burzik previously served as President and Chief Executive Officer of Kinetic Concepts, Inc., a global medical device company, from 2006 until the company’s sale in 2011. Prior to this, she served as President of Applied Biosystems Group and held senior executive positions at Eastman Kodak and Johnson & Johnson, including Chief Executive Officer and President of Kodak Health Imaging Systems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. Ms. Burzik previously served on the Board of Directors for the San Antonio Branch of the Dallas Federal Reserve Board, Allscripts, Inc., Bausch & Lomb, Cordis Corporation and AdvaMed. In 2019, Ms. Burzik received the AdvaMed Lifetime Achievement Award that honors accomplishments of pioneers in the medical technology industry. She has a master’s degree in mathematics from the University of Buffalo and a BA degree from Canisius College in Buffalo, New York.

The Board believes that Ms. Burzik will bring strong strategic, product development and leadership expertise to the Board, together with extensive knowledge of the global healthcare field, based on her long career as a seasoned executive leading major medical device, diagnostic, diagnostic imaging and life sciences businesses.

Item 7.01.	Regulation FD Disclosure.

On April 7, 2021, the Company issued a press release regarding certain of the matters described in Item 5.02. That press release is furnished herewith as Exhibit 99.1.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press release, dated April 7, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix Medical Inc.
By:	/s/ Kimberley A. Elting
Kimberley A. Elting Chief Legal and Development Officer

Date: April 7, 2021